FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-870-0300, ext. 450
malpern@applix.com

APPLIX REPORTS STRONG THIRD QUARTER 2003 RESULTS

— Analytics revenue increases 25% annually, with analytics license revenue up 17%
sequentially —
— Net loss continues to narrow –

WESTBOROUGH, Mass. – October 23, 2003 – Applix, Inc., (NASDAQ: APLX), a global provider of Business Intelligence (BI) and Business Performance Management (BPM) software solutions, today reported that revenue for the quarter ended September 30, 2003 was $6.42 million, compared to $8.18 million in the third quarter of 2002. For comparison purposes, revenue for the year ago quarter included $5.14 million in revenues from the Company’s analytics business (BI and BPM software) and $3.04 million from the Company’s customer relationship management (CRM) business, which was sold during the first quarter of 2003. Reported revenue for the third quarter of 2003 consists exclusively of revenue derived from the analytics business, representing a 25% increase in analytics revenues from the same period last year. Sequentially during 2003, total analytics revenue increased from $5.58 million in the first quarter to $5.94 million in the second quarter to $6.42 million in the third quarter, increases of 7% and 8.1%, respectively.

Analytics license revenue for the third quarter of 2003 was $3.11 million compared to $2.67 million for the same period a year ago. Sequentially during 2003, total analytics license revenue increased from $2.44 million in the first quarter to $2.66 million in the second quarter to $3.11 million for the third quarter, increases of 9% and 17%, respectively.

The net loss for the third quarter of 2003 narrowed to $708,000, or $0.06 per basic and diluted share, compared to a net loss of $2.16 million, or $0.18 per basic and diluted share, for the year ago period.

David C. Mahoney, President and Chief Executive Officer of Applix said, “We are very pleased with the progress we have seen from our continuing efforts to execute the strategy we put in place earlier in the year: increasing sales of our core analytics software to companies from the Global 2000 to the mid-market throughout the world. We believe there is tremendous opportunity in this market, which is being constantly validated through our success in selling the new version of TM1, which includes a variety of enhancements, and the newly introduced TM1 Web product, to existing customers and new customers. We also continued to successfully establish partnerships with leading resellers to expand and enhance our distribution channels worldwide. All told, our continuing business success, combined with our efforts to control costs, is enabling us to reach the ‘steady state’ operational and financial model we believe will serve to optimize our long-term success.”

Gross margin for the third quarter of 2003 improved to 76.8% from 65.3% for the third quarter 2002. The improvement in gross margin was attributable to the higher percentage of license revenues, as well as the reduction of lower margin services revenue and the related cost of that revenue associated with the Company’s CRM business sold in the first quarter of 2003.

Total operating expenses for the quarter ended September 30, 2003 totaled $5.46 million compared to $7.38 million in the year ago period. The third quarter this year included approximately $217,000 in legal and accounting costs associated with matters related to the Company’s two previously announced financial restatements.

Results for the Nine Months Ended September, 30, 2003

Revenue for the nine months ended September 30, 2003 was $19.20 million, compared to $26.76 million in the same period in 2002. For comparison purposes, revenue for the 2002 period included $15.10 million in analytics revenue and $11.66 million from the Company’s CRM business, sold during the first quarter of 2003. Reported revenue for the first nine months of this year included $17.95 million in analytics revenue and $1.25 million in CRM-related revenue, reflecting a 19% increase in analytics revenues from the same period last year.

Net income for the first three quarters of 2003, which includes a $7.91 million pre-tax gain from the sale of the CRM business, totaled $2.66 million, or $0.21 per basic and diluted share, compared to a net loss of $2.82 million, or $0.23 per basic and diluted share, for the year ago period.

Third Quarter Operational Highlights

•	The analytics product offering was expanded and strengthened through the release of an upgraded version of the Company’s flagship TM1 OLAP engine with new features that ease deployment and management for IT departments, lowering the total cost of ownership of BI and BPM applications, and then with the mid-September introduction of TM1 Web that provides for cost-effective enterprise reporting and budgeting.

•	Applix continued to build its customer base with companies that are realizing measurable benefits of employing real-time analytics for forecasting, planning and consolidations. During the quarter, BAE Systems, DHL, Liberty

International and PriceWaterhouseCoopers are just a few examples of the global leaders who selected the Company’s TM1 BI engine.

•	The Company continued to expand its worldwide distribution channel by signing 15 partners during the third quarter, including Allegiant Technology, Inc., Garland Group, Nimbus, Ranzal, Rock Creek Consulting, Serebrum, Unisys and Web Information Technologies.

•	Applix recorded four Applix Integra deals in the quarter, adding $250,000 in new license revenues.

•	Larry Piccioli joined Applix in September as Vice President of Business Development, bringing significant experience in direct and indirect sales in the BI sector, particularly with managing worldwide OEM and partner relationships.

•	Delta Apparel, whose solution was developed via Applix partner Stratature, received the Start Magazine 2003 Technology & Business award for its use of TM1 to make timely, strategic decisions across its inventory, sales and order backlog.

Milt Alpern, Chief Financial Officer of Applix, commented, “By continuing to narrow our net loss, guard our cash position – cash burn in the third quarter was only $589,000, compared to $1.61 million in the second quarter this year – and improve the overall financial condition of Applix, we are fueling the ability of our entire company to focus on achieving the overall strategic plan for growth. As these trends continue to develop over time, we are moving closer and closer to a solid, sustainable business model. Our objective remains to be operating in a profitable manner by year-end, positioning us for positive financial results in 2004 and beyond.”

Third Quarter Financial Highlights

•	Cash and cash equivalents totaled $9.90 million at 9/30/03

•	Days sales outstanding was reduced to 48 days at 9/30/03 from 59 days at 6/30/03

•	Average deal size remained constant at $25,000 - $35,000 and the number of +$100,000 transactions increased

Investor Conference Call and Webcast

The senior management of Applix will host a conference call and Webcast to discuss the third quarter results tomorrow morning, Friday, October 24, 2003 at 8:30 am EDT. To access the call, please dial 1-800-299-7635, using the confirmation code APPLIX. Internationally, the call may be accessed by dialing 1-617-786-2901, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location

About Applix

Applix (NASDAQ: APLX) is a global provider of Business Intelligence and Business Performance Management software solutions based on its TM1 product. These solutions enable the continuous management and monitoring of performance across the financial, operational, customer and organizational functions within the enterprise. More than 1,700 customers worldwide use Applix’s adaptable, scalable and real-time solutions, delivered by Applix and by a global network of partners, to manage their business performance and respond to the marketplace in real-time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit www.applix.com.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 under the heading “Risk Factors” and its most recent Quarterly Report on Form 10-Q under the heading “Factors That May Affect Future Results.” The forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, it disclaims any obligation to update these forward-looking statements, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

©2003 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. Applix Integra is a trademark of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.

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Financial Tables Follow

Applix, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Revenues
Software license	$3,108	$3,231	$8,457	$11,682
Professional services and maintenance	3,315	4,951	10,741	15,082

Total revenues	6,423	8,182	19,198	26,764
Cost of revenues
Software license	329	502	1,161	1,275
Professional services and maintenance	1,164	2,341	4,089	7,605

Total cost of revenues	1,493	2,843	5,250	8,880

Gross margin	4,930	5,339	13,948	17,884
Operating expenses
Product development	1,343	1,615	4,233	4,060
Sales and marketing (includes $23 of stock-based compensation for the three and nine months ended September 30, 2003)	2,332	3,435	7,812	10,411
General and administrative (includes $105 and $252 of stock-based compensation for the three and nine months ended September 30, 2003, respectively)	1,723	1,318	6,003	3,836
Compensation expenses and amortization of acquired intangible asset	63	616	771	1,792
Restructuring expenses	—	398	—	361

Total operating expenses	5,461	7,382	18,819	20,460

Operating loss	(531)	(2,043)	(4,871)	(2,576)

Non-operating income (expense)
Net gain from sale of subsidiary	(144)	—	(164)	—
Interest and other income (expense), net	85	(126)	710	(9)
Net gain from sale of CRM business	(12)	—	7,910	—

Net Income (loss) before income taxes	(602)	(2,169)	3,585	(2,585)
Provision (benefit) for income taxes	—	(49)	764	111

Net Income (loss) from continuing operations	(602)	(2,120)	2,821	(2,696)

Loss from discontinued operations	(106)	(43)	(162)	(128)

Net income (loss)	$(708)	$(2,163)	$2,659	$(2,824)

Net income (loss) per share, basic and diluted:
Continuing operations — basic	($0.05)	($0.17)	$0.23	($0.22)
Discontinued operations — basic	($0.01)	($0.00)	($0.01)	($0.01)

Net income (loss) per share — basic	($0.06)	($0.18)	$0.21	($0.23)
Net income (loss) per share — diluted	($0.06)	($0.18)	$0.21	($0.23)
Weighted average number of shares outstanding:
Basic	12,641	12,282	12,508	12,184
Diluted	12,641	12,282	12,839	12,184

Applix, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$8,970	$8,389
Accounts receivable, net	3,419	5,810
Other current assets	2,341	1,906

Total current assets	14,730	16,105
Restricted cash	933	933
Property and equipment, net	1,121	1,875
Capitalized software costs, net	771	1,460
Goodwill	1,158	1,187
Intangible asset, net	875	1,062
Other assets	796	925

Total assets	$20,384	$23,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	1,753	2,296
Accrued expenses	7,206	9,563
Deferred revenue	5,790	8,703

Total current liabilities	14,749	20,562
Long term liabilities	503	566

Total liabilities	15,252	21,128

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 13,123,939 and 12,675,176 issued, respectively	33	32
Additional paid in capital	50,292	49,600
Accumulated other comprehensive loss	(1,126)	(487)
Accumulated deficit	(42,706)	(45,365)

	6,493	3,780
Less: treasury stock, 357,627 and 306,198 shares, respectively	(1,361)	(1,361)

Total stockholders’ equity	5,132	2,419

Total liabilities and stockholders’ equity	$20,384	$23,547